UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TPG Specialty Lending, Inc.

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To our Stockholders:

As you may already be aware, we will be holding a Special Meeting of TSLX Stockholders on October 8, 2018, where stockholders will vote on a proposal to approve the application of a 150% minimum asset coverage ratio to the Company, to be effective the day after the Special Meeting.

We filed a definitive proxy statement related to the Special Meeting with the SEC on August 24, 2018. These materials highlight our and our Board’s belief that increasing leverage flexibility is in the best interest of the Company and its stockholders, given:

•	The ability to increase the regulatory cushion through a lower minimum asset coverage requirement reduces risks from adverse market movements for the Company and stakeholders;
•	The relative benefits of increasing the fundamental earnings power of the business outweigh the risks associated with greater leverage; and
•	Confirmation from S&P, Fitch and Kroll that we would be able to maintain investment grade ratings under our revised financial policy of 0.9x-1.25x target debt-to-equity range.

Our Board approved the application of the lower minimum asset coverage ratio to the Company on August 1, 2018, which means the lower ratio will be effective on August 1, 2019 regardless of the outcome of the proposal at the Special Meeting. However, we believe it is in the best interest of the Company and its stockholders to obtain regulatory relief and leverage flexibility as soon as practicable, which can be achieved through a stockholder vote.

We believe we have the right principles and risk management framework to protect our stockholders’ capital. Equally important, we believe we have the right human capital, as demonstrated by our investment track record, to utilize incremental leverage capacity to create long-term value for our stockholders.

For your reference we have attached a presentation that walks you through our rationale for this proposal. We’re happy to get on the phone and answer any questions you may have because we value your input as stockholders of TSLX.

Best,

Josh Easterly, Ian Simmonds, Bo Stanley, Lucy Lu and the TSLX team

Regulatory Relief and Expanding Tools for Value Creation August 2018

Disclaimer and Forward-Looking Statement TSLX (NYSE) General Disclaimer The information contained in this presentation (the ʺPresentationʺ) is preliminary, may not be complete and may be changed. By acceptance hereof, you agree that the information contained herein may not be used, reproduced or distributed to others, in whole or in part, for any other purpose without the prior written consent of TPG Specialty Lending, Inc. (“TSLX”). References in this Presentation to “TSLX,” “we,” “us,” “our,” and “the Company” refer to TPG Specialty Lending, Inc. The contents hereof should not be construed as investment, legal, tax or other advice and you should consult your own advisers as to legal, business, tax and other related matters concerning an investment in TSLX. TSLX is not acting for you and does not regard you as a customer or a client. It will not be responsible to you for providing protections afforded to clients or be advising you on the relevant transaction. Unless otherwise noted, the information contained herein has been compiled as of June 30, 2018. There is no obligation to update the information. This Presentation does not constitute a prospectus and should under no circumstances be understood as an offer to sell or the solicitation of an offer to buy common stock nor will there be any sale of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. Such an offer or solicitation can only be made by way of an offering memorandum in accordance with the securities laws. No representation or warranty is given in respect of the information contained herein, and neither the delivery of this document nor any investment in TSLX securities will under any circumstances create any implication that such Company has updated the information contained herein. Information throughout the Presentation provided by sources other than TSLX has not been independently verified. Differences between past performance and actual results may be material and adverse. Future investments may be under materially different economic conditions, including interest rates, market trends and general business conditions, in different portfolio companies and using different investment strategies. Each of these material market or economic conditions may or may not be repeated. It should not be assumed that strategies employed by TSLX in the future will be profitable or will equal the performance described in this Presentation. Forward Looking Statements This Presentation includes forward‐looking statements about TSLX that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such statements are also subject to a number of uncertainties and factors outside TSLX’s control. Such factors include, but are not limited to the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” in our offering memorandum and filings we make with the Securities and Exchange Commission. Opinions expressed are current opinions as of the date of this Presentation. Should TSLX’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that TSLX did not expect, actual results could differ materially from the forward‐looking statements in this Presentation, including the possibility that investors may lose a material portion of the amounts invested. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this Presentation, and nothing shall be relied upon as a promise or representation as to the performance of any investment. Investors are cautioned not to place undue reliance on such forward‐looking statements and should rely on their own assessment of an investment. Important Additional Information In connection with the Company’s special meeting of stockholders, the Company has filed a proxy statement with the SEC and mailed the proxy statement and/or Notice of Internet Availability of Proxy Materials to its stockholders on or about August 24, 2018. Stockholders are encouraged to read the proxy statement because it contains important information about the proposal to be voted on at the special meeting. The proxy statement is available at no charge on the SEC’s website at http://www.sec.gov, on the Company’s website at http://www.tpgspecialtylending.com, and at www.proxyvote.com. In addition, stockholders may also request copies of the proxy statement from us free of charge by following the instructions on the Notice of Internet Availability of Proxy Materials.

Special Meeting of TSLX Stockholders To Our Stockholders: We will be holding a Special Meeting of Stockholders of TPG Specialty Lending, Inc. on October 8, 2018, at 9:30 AM, local time, at the offices of Cleary Gottlieb Steen & Hamilton LLP, 450 Park Avenue, 28th Floor, New York, NY 10022. At the meeting, you will be asked to approve the application to the Company of a minimum asset coverage ratio of 150%, pursuant to Section 61(a)(2) of the Investment Company Act of 1940, as amended, to become effective the date after the Special Meeting, which would permit the Company to double the maximum amount of leverage that it is currently permitted to incur. The proxy statement for the Special Meeting was filed and notices were sent to stockholders on or about August 24, 2018. The Board believes that authorizing the Company to increase its leverage limitation under the 1940 Act earlier than August 1, 2019, which is one year after the date the Board approved the 150% minimum asset coverage ratio and the date the 150% minimum asset coverage ratio would otherwise be effective, is in the best interests of the Company and its stockholders. We urge stockholders to vote “FOR” this proposal: ü ü ü TSLX (NYSE) Increase the regulatory cushion through a lower minimum asset coverage requirement; reduces risks for the Company and stakeholders Maintain investment grade ratings with revised financial policy of 0.90x-1.25x debt-to-equity; continued access to diversified debt funding sources The relative benefits of increasing the fundamental earnings power of the business outweighs the potential risks associated with greater leverage Track record of strong performance; greater investment capabilities from additional flexibility to manage capital resources and enhance the diversification profile of the portfolio ü

TSLX’s Plan For Reduced Asset Coverage Requirement Obtaining regulatory relief in conjunction with a revised financial policy of 0.90x-1.25x debt-to-equity will allow TSLX to drive incremental ROEs while maintaining an investment grade ratings profile Key Elements No change to our senior secured portfolio orientation with attractive risk-adjusted yields No change to our direct originations and thematic investment approach Maintain investment grade credit ratings Incrementally increase leverage to 0.90x-1.25x debt-to-equity Base management fee waiver of 50 basis points on assets financed with leverage over 1.0x debt-to-equity Operate with increased cushion to the regulatory limit, reducing risk for the Company and stakeholders Potential to generate incremental annual ROEs of 150-250 bps at the top end of our new target leverage range Greater portfolio diversification and enhanced investment capabilities TSLX (NYSE)

Regulatory Limit Cushion Significant expansion to regulatory limit cushion TSLX (NYSE) Reasons For TSLX to Have Increased Leverage Flexibility Old Cushion 0.15x-0.25x 0.85x 0.75x Old Regulatory Leverage Limit Expanded Cushion 0.75x-1.10x 1.25x 0.90x 8.1% to 14.3% 16.7% to 28.9% % Portfolio Depreciation Before Reaching Asset Coverage Limit New Regulatory Leverage Limit Under SBCAA Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3

Current: BBB- Outlook: Stable Current: BBB- Outlook: Stable Current: BBB+ Outlook: Stable TSLX (NYSE) Reasons For TSLX to Have Increased Leverage Flexibility Investment Grade Ratings Under Revised Financial Policy TSLX's ratings remain supported by its senior lending focus, with lower underlying portfolio company leverage and meaningful call protection; strong asset quality performance; solid funding flexibility; strong liquidity and dividend coverage…Fitch also views favorably TSLX's demonstrated access to the debt and equity capital markets… –August 2, 2018 Given the company's underwriting track record, strength of earnings, and leverage tolerance, we are affirming the ratings and revising the outlook to stable…We believe that the company's solid track record in terms of earnings and asset quality, coupled with the increased clarity on financial policy and investment strategy, offsets the expected increase in leverage… –August 1, 2018 Investment grade ratings from Fitch, S&P and Kroll under new target leverage range of 0.90x-1.25x debt-to-equity Ratings reflect TPG Specialty Lending’s ties to TPG Sixth Street Partners…an investment portfolio comprised almost exclusively of first lien senior secured investments and appropriate leverage. Furthermore, the Company has a solid 8-year historical track record with minimal non-accruals and a strong management team with decades of experience in middle market lending and solid risk management practices… –August 1, 2018 Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3

TSLX (NYSE) Reasons For TSLX to Have Increased Leverage Flexibility Analysis Framework – Incremental ROE Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3 Operating at the top end of our financial policy (1.25x debt-to-equity) adds approximately 150-250 basis points of annual ROEs Additional leverage is accretive to ROEs up to approximately 4.00% of annual credit losses in any given year Note: Illustrative ROE based on all-in yield on assets of 11.9%, operating expenses of 0.60% on assets, cost of debt of 5.05% and the Company’s existing fee structure (1.5% management fee and 17.5% incentive fee), without the impact of any fee waivers, in each case based on the debt-to-equity ratio shown in the table above. The ROE impact of credit losses on portfolio is based on the debt-to-equity ratio shown in the table above.

TSLX (NYSE) Reasons For TSLX to Have Increased Leverage Flexibility Analysis Framework – Incremental Dividend Cushion Operating at the top end of our financial policy provides incremental cushion as annual credit losses could increase by approximately 50% (compared to operating at 0.75x debt-to-equity) and we would still be able to maintain our base dividend Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3 Note: Illustrative ROE based on all-in yield on assets of 11.9%, operating expenses of 0.60% on assets, cost of debt of 5.05% and the Company’s existing fee structure (1.5% management fee and 17.5% incentive fee), without the impact of any fee waivers, in each case based on the debt-to-equity ratio shown in the table above. The ROE impact of credit losses on portfolio is based on the debt-to-equity ratio shown in the table above. Base Dividend Yield calculated as base dividends paid of $1.56 per share for the twelve month period ended June 30, 2018, divided by 6/29/2018 closing stock price of $17.94. The Company paid supplemental dividends of $0.24 per share for the twelve month period ended June 30, 2018.

Reasons For TSLX to Have Increased Leverage Flexibility

1 Increased Regulatory Limit Cushion

2 Investment Grade Ratings Profile

3 Potential For Incremental ROE and Dividend Cushion

4 Track Record of Strong Performance

High Quality Portfolio and Strong Track Record

Senior, Floating Rate-focused Portfolio	▸ 94% of the portfolio by fair value first-lien debt investments ▸ 97% of the portfolio by fair value is secured ▸ 100% of the portfolio is floating rate[(1)]
Broadly Distributed, Defensive Portfolio	▸ Diversified portfolio of investments in 48 portfolio companies ▸ Average investment size of $41 million ▸ Largest investment represents 4.2% of the portfolio at fair value ▸ Cyclical exposure of 3.6% excluding energy (9.7% including energy)
Strong Lender Protection Features	▸ Weighted average of 2.3 key financial covenants per credit agreement ▸ Effective voting control on 84% of debt investments ▸ 91% of debt investments have the benefit of call protection ▸ 99% of originations from non-intermediated channels
Strong Track Record	▸ Average gross unlevered IRR, weighted by capital invested, of 18.8% on fully exited investments based on total capital invested of $2.9 billion ▸ Annualized ROE on Net Income of 11.4% since IPO, compared to BDC Peer average of approximately 5.0%[(2)]

Note: Figures as of 6/30/2018, unless otherwise stated

1) *Includes one or more fixed rate investments for which TSLX entered into an interest rate swap agreement to swap to a floating rate*
2) *BDC Peers consist of 17 externally managed BDCs in the S&P BDC Index with total assets greater than $600 million based on 6/30/17 financials, with the addition of OCSI, CPTA and CGBD. Calculated as cumulative net income per share from 3/31/2014 to 6/30/2018 (or latest available), divided by beginning NAV per share at 3/31/2014, adjusted for annual basis. Source: SNL*

Focus on high quality portfolio construction and superior long term performance

▸ TSLX (NYSE)

9

TSLX (NYSE) Reasons For TSLX to Have Increased Leverage Flexibility Portfolio Construction Approach Maintain focus on senior secured, first lien investments with continued portfolio diversification Top 10 Borrower Diversification Top of the capital Structure 94% First Lien 97% Secured Note: Numbers may not sum to 100% due to rounding. Based on fair value of investments as of 6/30/2018 Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3

Total Returns (since TSLX IPO) Strong stockholder total returns versus peer and industry benchmarks TSLX (NYSE) Note: Returns from 3/20/2014 through 8/21/2018 BDC Peers consist of consist of 17 externally managed BDCs in the S&P BDC Index with total assets greater than $600 million as of 6/30/17 financials, with the addition of OCSI, CPTA and CGBD Source: S&P LSTA Leveraged Loan Index Source: S&P U.S. Issued High Yield Corporate Bond Index (Index Code: SPUSCHY) TSLX total return is measured by change in market value per share plus dividends earned during the period; assumes reinvestment of dividends (4) (3) (1) Today TSLX Total Returns Outperformance (since IPO) versus: BDC Peers: +69 points Leveraged Loans: +67 points High Yield: +63 points S&P 500: +17 points Reasons For TSLX to Have Increased Leverage Flexibility Track Record of Strong Performance Investment Grade Ratings Profile Potential For Incremental ROE and Dividend Cushion 4 Increased Regulatory Limit Cushion 1 2 3 (2)

To Vote TSLX (NYSE) The proxy statement is now available. You may use one of the following methods to provide your voting instructions: Vote by Internet: Online at www.proxyvote.com. Have your control number listed on the proxy card or voting instruction form ready and follow the instructions; or Vote by Telephone: Call 1-800-454-8683. Have your control number listed on the proxy card or voting instruction form ready and follow the instructions; or Vote by Mail: Mark, sign, and date your proxy card and return it in the postage-paid return envelope provided.

Contact Us: For other questions: TSLX Investor Relations IRTSL@tpg.com (212) 601-4753 (212) 601-4739 For assistance voting your TSLX shares: D.F. King Toll-free at (877) 283-0324 or Collect at (212) 269-5550